                                                             EX-10.4(b)
                 Managed Affiliate Management Agreement


                     MANAGED AFFILIATE MANAGEMENT AGREEMENT

      This agreement is entered into as of this 30th day of December, 1997, by and between TRI-STATE BROADCASTING, INC. ("Tri-State"), a Virginia corporation, and TSB IV, LLC, a Virginia limited liability company ("Company").

                                    RECITALS

      Tri-State owns and operates radio stations located in the Evansville, Indiana, Owensboro, Kentucky, area. Company owns, operates, and manages one or more local broadcast properties in this area and recognizes, therefore, that Tri-State is in a unique position to render Company valuable services and support, not now available to Company, and Company therefore, desires to employ Tri-State as herein provided.

      NOW, THEREFORE, in consideration of and relying upon the foregoing and for other valuable considerations, Tri-State and Company agree as follows:

      1. Employment of Tri-State. For the Term (hereinafter defined) Company employs Tri-State to provide consultation, assistance, and support to Company's management in the operation, promotion, marketing, and management of Company's broadcast properties, and Tri-State hereby accepts such employment on the conditions herein set forth.

      2. Tri-State's Services and Relationship. During the Term, Tri-State shall from time to time consult with counsel and advise Company, its management, officers, agents, employees, accountants, auditors, and other consultants as, to the extent, and in the manner Tri-State deems necessary and advisable, in connection with the management and operation of Company's broadcast properties and business and shall use its best efforts and judgment in rendering such services without, however, guaranteeing the result.

      3. Relationships. At all times Tri-State is and shall be only an independent contractor as to Company; with respect to Company's operation and management Tri-State will be subject to direction and supervision of Company's officers and management, and no agency, joint venture, or partnership relationship is intended to be or shall be created by and between Tri-State and Company by this agreement or Tri-State's performance hereunder.

      4. Intent. The basic intent and purpose of this agreement is that Tri-State's experience and organization be made available to assist Company in its operations, and Company and Tri-State believe, expect, and expressly recognize that Tri-State's services and resources to be provided hereby will be of real, if perhaps intangible, value to Company and will be of great benefit and advantage to Company in the conduct of its business.

      5. Compensation. During the Term, for Tri-State's services hereunder on or before the 15th day in June and December of each year, Company will pay to Tri-State the fee (the "Media Affiliate Management Fee") determined as set forth and described in Attachment 5.1 hereto.

      6. Term. The term ("Term") of this agreement shall be for a period ending fifteen (15) years from its date, and thereafter shall be automatically renewed for an additional five (5) year period, unless and until such time as either party shall give the other written notice to terminate at least thirty (30) days prior to the expiration of the then period.

      7. Assignment. This agreement may not be assigned by Tri-State or Company.

      8. Virginia Law. This agreement is made pursuant to and the rights of the parties shall be governed by the laws of the Commonwealth of Virginia.

      9. Entire Agreement. This agreement constitutes the entire agreement between the parties on the subject matter hereof and may be changed, altered, or amended only by an agreement in writing duly executed by all parties hereto.

      IN WITNESS WHEREOF, the parties have hereunto set their signatures as of the day, month, and year first above written.

                                    Tri-State Broadcasting, Inc.


                                    by:________________________________
                                          a duly authorized officer


                                    TSB IV, LCC

                                    by:   Tri-State Management, Inc.
                                          Its manager


                                          by:___________________________
                                                a duly authorized officer

                                                               ATTACHMENT 5.1

                       Managed Affiliate Management Fee

     The amount of the "Managed Affiliate Management Fee" (I) shall be computed and accrued based on Available Media Cashflow and (II) shall be paid from Net Media Cashflow pursuant to the following formula.

     "Media Cashflow" is Net Income plus (or minus): (a) depreciation, (b) amortization, (c) interest expense, (d) acquisition related charges (such as consulting or time brokerage fees), (e) other financing related charges, (f) other non-cash charges, (g) income taxes, (h) (gain) or loss on disposition of assets, (i) Administrative Management Fees charged pursuant to the Administrative Management Agreement, and, (j) Managed Affiliate Management Fees. Media Cashflow represents all the cash that is generated by the business (aside from timing differences for accrued income and expenses) and that is available to the business to pay its obligations other than operating obligations.

     "Available Media Cashflow" is Media Cashflow reduced by interest expense; acquisition related charges paid in cash; other financing related charges paid in cash; income taxes and distribution in lieu of income taxes; losses realized in cash on dispositions of assets, and the amount of the Base Fee.

     "Net Media Cashflow" is Media Cash Flow remaining after payment of the following, in the order listed: debt service; other financing related charges; acquisition related charges; income taxes and distributions in lieu of taxes; capital expenditure requirements utilizing cash; working capital expansion, and the amount of the Base Fee.

(I) The amount of the Managed Affiliate Management Fee shall be computed and accrued as follows:

          A. The "Base Fee" of $10,000.00 per month, and

          B. The "Variable Fee" of (i) 75% of the positive amount of Available Media Cashflow as adjusted below, until such time as the Administrative Management Fee payable to Brill Media Company, L.P. is provided for, and (ii) 90% of Available Media Cashflow thereafter.

          In computing each of (i) and (ii), Available Media Cashflow shall be adjusted to provide for the Administrative Management Fee (until provided for to the full extent of its accrual) to the extent of 20% of the positive amount of Available Media Cashflow.

(II) After the Base Fee has been paid and the Variable Fee has been accrued in its entirety, the Variable Fee shall be paid from Net Media Cashflow as follows:

          (i) 20% of the amount of Net Media Cashflow shall be applied to payment of the accrued Administrative Management Fee, until the accrual is paid in full, and (ii) 75% of the amount of Net Media Cashflow shall be applied to payment of the Variable Fee, until the Administrative Management Fee is paid in full, and then (iii) 90% of Net Media Cashflow shall be applied to payment of the Variable Fee until paid in full.